Pricing supplement No. 1557AN To product supplement AN dated September 29, 2009, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Registration Statement No. 333-162195 Dated June 26, 2012; Rule 424(b)(2)

$605,000 Autocallable Securities Linked to the Performance of Brent Crude Futures Contracts due July 2, 2013
The securities are linked to the performance of the nearby month’s brent crude futures contract (the “Underlying Commodity”). If the Closing Price of the Underlying Commodity on any Call Date (including the Final Valuation Date) is greater than or equal to the Initial Price, the Issuer will automatically call the securities and pay you a Redemption Amount in cash per $1,000 Face Amount of securities equal to $1,000 multiplied by the applicable Call Price based on an annualized return of 15.00%. The securities do not pay coupons or dividends and investors should be willing to lose up to 100% of their investment if the securities are not automatically called and the Final Price is less than the Knock-In Price. Any payment on the securities is subject to the credit of the Issuer.

The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, London Branch, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities depends on the ability of Deutsche Bank AG, London Branch to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Deutsche Bank AG, London Branch were to default on its obligations, you may not receive any amounts owed to you under the terms of the securities.

Terms and Conditions		Payoff Diagram
Issuer	Deutsche Bank AG, London Branch
Trade Date	June 26, 2012
Issue Date	June 29, 2012
Final Valuation Date†	June 27, 2013
Maturity Date††	July 2, 2013
Call Dates†	September 26, 2012 December 27, 2012 March 26, 2013 June 27, 2013 (the Final Valuation Date)
Denominations	$1,000 (the “Face Amount”) and integral multiples of $1,000 in excess thereof
Underlying Commodity	The nearby month’s brent crude futures contract traded on the IntercontinentalExchange (“ICE”) (Bloomberg: CO1 <Comdty>)
Issue Price	100% of the Face Amount
Automatic Call
If the Closing Price of the Underlying Commodity on any Call Date is greater than or equal to the Initial Price, the securities will be automatically called. If the securities are automatically called, you will be entitled to receive a Redemption Amount in cash per $1,000 Face Amount of securities equal to $1,000 multiplied by the Call Price for the applicable Call Date payable on the corresponding Call Settlement Date. The Call Price reflects an annualized return of 15.00%.

Call Price	First Call Date: 103.75% Second Call Date: 107.50% Third Call Date: 111.25% Final Call Date: 115.00%
Commodity Return	Final Price – Initial Price Initial Price
Initial Price	$93.02, the Closing Price of the Underlying Commodity on the Trade Date, determined by reference to the August 2012 brent crude futures contract.
Final Price	The Closing Price of the Underlying Commodity on the Final Valuation Date, determined by reference to the August 2013 brent crude futures contract.
Closing Price
On any scheduled trading day, the official settlement price per barrel of Brent Blend Crude Oil on ICE of the futures contract set to expire in the applicable first nearby month, stated in U.S. dollars, as made public by ICE.

Knock-In Event	A Knock-In Event occurs if the Final Price is less than the Knock-In Price.
Knock-In Price	$69.77, equal to 75.00% of the Initial Price
Listing	The securities will not be listed on any securities exchange.
CUSIP/ISIN	2515A1KL4/US2515A1KL44
†Subject to postponement as described under “Payment on the Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
††Subject to postponement as described under “Payment on the Securities – Adjustments to Valuation Dates and Payment Dates” and acceleration as described under “Payment on the Securities – Commodity Hedging Disruption Events “in the accompanying product supplement.
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 6 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Key Terms
Issuer:	Deutsche Bank AG, London Branch
Underlying Commodity:	The nearby month’s brent crude futures contract traded on the IntercontinentalExchange (“ICE”) (Bloomberg: CO1 <Comdty>)
Issue Price:	100% of the Face Amount
Automatic Call:	If the Closing Price of the Underlying Commodity on any Call Date is greater than or equal to the Initial Price, the securities will be automatically called.
Redemption Amount upon an Automatic Call:
If the securities are automatically called, you will be entitled to receive a Redemption Amount in cash per $1,000 Face Amount of securities equal to $1,000 multiplied by the Call Price for the applicable Call Date payable on the corresponding Call Settlement Date. The Call Price reflects an annualized return of 15.00%. The Call Date, Call Price and Redemption Amount applicable to each Call Settlement Date are set forth in the table below.

	Call Date†	Call Settlement Dates†	First Nearby Month Futures Contract	Call Price	Redemption Amount (per $1,000 Face Amount of securities)
	September 26, 2012	October 1, 2012	November 2012	103.75%	$1,037.50
	December 27, 2012	January 2, 2013	February 2013	107.50%	$1,075.00
	March 26, 2013	April 2, 2013	May 2013	111.25%	$1,112.50
	June 27, 2013 (Final Valuation Date)	July 2, 2013 (Maturity Date)	August 2013	115.00%	$1,150.00
Payment at Maturity:
If the securities are not automatically called, the Payment at Maturity on the securities will depend on whether a Knock-In Event occurs, as follows:
• If the Final Price is equal to or greater than the Knock-In Price, you will be entitled to receive a cash Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities.
• If the Final Price is less than the Knock-In Price, you will be entitled to receive a cash Payment at Maturity per $1,000 Face Amount of securities calculated as follows:
$1,000 + ($1,000 x Commodity Return)
If the securities are not automatically called and a Knock-In Event occurs, you will lose a significant portion or all of your initial investment.

Knock-In Event:	A Knock-In Event occurs if the Final Price is less than the Knock-In Price.
Knock-In Price:	$69.77, equal to 75.00% of the Initial Price
Commodity Return:	Final Price – Initial Price Initial Price
Initial Price:	$93.02, the Closing Price of the Underlying Commodity on the Trade Date, determined by reference to the August 2012 brent crude futures contract.
Final Price:	The Closing Price of the Underlying Commodity on the Final Valuation Date, determined by reference to the August 2013 brent crude futures contract.
Closing Price:
On any scheduled trading day, the official settlement price per barrel of Brent Blend Crude Oil on ICE of the futures contract set to expire in the applicable first nearby month, stated in U.S. dollars, as made public by ICE.

Trade Date:	June 26, 2012
Issue Date:	June 29, 2012
Final Valuation Date†:	June 27, 2013
Maturity Date††:	July 2, 2013
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	2515A1KL4
ISIN:	US2515A1KL44
†Subject to postponement as described under “Payment on the Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
††Subject to postponement as described under “Payment on the Securities – Adjustments to Valuation Dates and Payment Dates” and acceleration as described under “Payment on the Securities – Commodity Hedging Disruption Events “in the accompanying product supplement.
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 6 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Min. Proceeds to Us
Per Security	$1,000.00	$10.00	$990.00
Total	$605,000.00	$6,050.00	$598,950.00
(1) For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement. The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$605,000.00	$69.33

June 26, 2012

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this pricing supplement together with product supplement AN dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement AN dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200338/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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All references to “Closing Price,” “Call Date,” “Redemption Amount upon Automatic Call,” “Automatic Call,” “Knock-In Price,” “Knock-In Event,” “Initial Price” and “Final Price” in this pricing supplement shall be deemed to refer to “Closing Level,” “Observation Date,” “Payment Upon a Call Event,” “Bullish Call Event,” “Trigger Level,” “Bullish Closing Trigger Event,” “Initial Level” and “Final Level” respectively, as defined in the accompanying product supplement.

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Hypothetical Examples of Amounts Payable on the Securities

The tables and hypothetical examples set forth below are for illustrative purposes only. The actual returns applicable to a purchaser of the securities will be determined on the Call Dates or on the Final Valuation Date, as applicable. The following results are based solely on the hypothetical example cited below. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing below may have been rounded for ease of analysis.

If the securities are called:

The following table illustrates the hypothetical payments on the securities upon an Automatic Call on each of the Call Dates. The Call Prices below reflect the annualized return of 15.00%.

Call Date	Call Settlement Date	Call Price	Redemption Amount (per $1,000 Face Amount of securities)
September 26, 2012	October 1, 2012	103.75%	$1,037.50
December 27, 2012	January 2, 2013	107.50%	$1,075.00
March 26, 2013	April 2, 2013	111.25%	$1,112.50
June 27, 2013 (Final Valuation Date)	July 2, 2013 (Maturity Date)	115.00%	$1,150.00

If the securities are not called:

The following table illustrates how the Payments at Maturity per $1,000 Face Amount of securities are calculated if the securities have not been automatically called on any of the Call Dates (including the Final Valuation Date), and reflects the Initial Price of $93.02 and the Knock-In Price of $69.77 (75% of the Initial Price).

Final Price	Commodity Return	Payment at Maturity	Return on the Securities
$148.83	60%	N/A	N/A
$130.23	40%	N/A	N/A
$111.62	20%	N/A	N/A
$93.02	0%	N/A	N/A
$83.72	-10%	$1,000	0%
$79.07	-15%	$1,000	0%
$74.42	-20%	$1,000	0%
$69.77	-25%	$1,000	0%
$65.11	-30%	$700	-30%
$55.81	-40%	$600	-40%
$37.21	-60%	$400	-60%
$18.60	-80%	$200	-80%
$0.00	-100%	$0	-100%

The following examples illustrate how the Payment at Maturity or Redemption Amount set forth in the two tables above are calculated.

Example 1: The Closing Price of the Underlying Commodity increases 20.00% from the Initial Price of $93.02 to $111.62 on the first Call Date. Because the Closing Price of the Underlying Commodity on the first Call Date is greater than or equal to the Initial Price, the securities are automatically called on the first Call Date, and the investor will receive a cash payment of $1,037.50 per $1,000 Face Amount of securities on the corresponding Call Settlement Date, calculated as follows:

$1,000 x 103.75% = $1,037.50

Example 2: The securities have not been automatically called prior to the Final Valuation Date and the Closing Price of the Underlying Commodity increases 20.00% from the Initial Price of $93.02 to a Final Price of $111.62. Because the last Call Date is scheduled to be the Final Valuation Date and the Final Price is greater than or equal to the Initial Price, the securities are automatically called on the Final Valuation Date, and the investor will receive a cash payment of $1,150.00 per $1,000 Face Amount of securities on the corresponding Call Settlement Date (the Maturity Date), calculated as follows:

$1,000 x 115.00% = $1,150.00

Example 3: The securities have not been automatically called prior to the Final Valuation Date and the Closing Price of the Underlying Commodity decreases 20.00% from the Initial Price of $93.02 to a Final Price of $74.42. Because the Final Price is less than the Initial Price, the securities are not automatically called on the Final Valuation Date. Because the Final Price is greater than the Knock-In Price of $69.77 and thus a Knock-In Event does not occur, the investor will receive a Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities.

Example 4: The securities have not been automatically called prior to the Final Valuation Date and the Closing Price of the Underlying Commodity decreases 40.00% from the Initial Price of $93.02 to a Final Price of $55.81. Because the Final Price is less than the Initial Price, the securities are not automatically called on the Final Valuation Date. Because the Final Price is less than the Knock-In Price of $69.77, a Knock-In Event occurs, and because the Commodity Return is -40.00%, the investor will receive a Payment at Maturity of $600.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x -40.00%) = $600.00

Selected Purchase Considerations

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FIXED APPRECIATION POTENTIAL IF THE SECURITIES ARE AUTOMATICALLY CALLED, AND LIMITED PROTECTION AGAINST LOSS — The securities are designed for investors who believe that the Closing Price of the Underlying Commodity will not decrease over the term of the securities, and who are willing to risk losing up to 100% of their initial investment if the securities are not automatically called and the Final Price of the Underlying Commodity is less than the Initial Price by more than 25.00%. If the securities are automatically called, you will receive a positive return reflecting the Call Price for the applicable Call Date. If the securities are not automatically called and the Commodity Return is equal to or greater than -25.00%, you will receive your initial investment at maturity. If the Commodity Return is less than -25.00%, you are exposed to any decline in the price of the Underlying Commodity and you will lose an amount equal to 1% of the Face Amount of your securities for every 1% that the Final Price of the Underlying Commodity is less than the Initial Price. You will lose a significant portion or all of your investment if the securities are not automatically called and the Final Price of the Underlying Commodity is less than the Initial Price by more than 25.00%. Because the securities are our senior unsecured obligations, payment of any amount on the securities at maturity or upon an Automatic Call is subject to our ability to pay our obligations as they become due.

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POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF AUTOMATIC CALL FEATURE — While the original term of the securities is approximately one year, the securities will be called if the Closing Price of the Underlying Commodity is greater than or equal to the Initial Price on any Call Date (including the Final Valuation Date), and you will be entitled to a return on the securities on the applicable Call Settlement Date of 15.00% per annum.

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A COMMODITY HEDGING DISRUPTION EVENT MAY RESULT IN ACCELERATION OF THE SECURITIES —  If a Commodity Hedging Disruption Event (as defined under “Payment on the Securities – Commodity Hedging Disruption Events” in the accompanying product supplement) occurs, we will have the right, but not the obligation, to accelerate the payment on the securities. The amount due and payable per $1,000 Face Amount of securities upon such early acceleration will be determined by the calculation agent in good faith and in a commercially reasonable manner on the date on which we deliver notice of such acceleration and will be payable on the fifth business day following the day on which the calculation agent delivers notice of such acceleration.

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TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the securities will be treated as prepaid financial contracts that are not debt for U.S. federal income tax purposes. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the maturity or disposition of your securities (including a call), and (ii) your gain or loss on the securities should be short-term capital gain or loss unless you have held the

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securities for more than one year, in which case your gain or loss should be long-term capital gain or loss. The Internal Revenue Service (the “IRS”) or a court may not agree with this treatment, however, in which case the timing and character of income or loss on your securities could be materially and adversely affected.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. The notice focuses in particular on whether holders of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying Commodity. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your investment. If the securities are not automatically called, the Payment at Maturity of the securities will depend on whether a Knock-In Event occurs. If the Final Price is less than the Knock-In Price, your investment will be fully exposed to the decline in the Final Price as compared to the Initial Price, and you could lose up to 100% of your initial investment.

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YOUR APPRECIATION POTENTIAL IS LIMITED TO THE CALL PRICE —The appreciation potential of the securities is limited to the pre-specified Call Price on the relevant Call Date, regardless of the performance of the Underlying Commodity. In addition, since the securities could be called as early as the first Call Date, the term of your investment could be short, and your return on the securities would be less than if the securities were called at a later date. If the securities are not automatically called, you will realize no positive return on the securities, and you may lose up to 100% of your initial investment if a Knock-In Event occurs.

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REINVESTMENT RISK — If your securities are called early, the term of the securities may be reduced to as short as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to the Maturity Date.

•	NO COUPON PAYMENTS — Deutsche Bank AG will not pay any interest or coupon payments with respect to the securities.

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THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any payment upon an Automatic Call or Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations, you may not receive the payment due on a Call Settlement Date or on the Maturity Date owed to you under the terms of the securities.

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COMMODITY FUTURES CONTRACTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES — Commodity futures contracts such as the Underlying Commodity are subject to legal and regulatory regimes in the United States and, in some cases, in other countries that may change in ways that could adversely affect our ability to hedge our obligations under the securities and affect the value of the Underlying Commodity. The effect on the value of the securities of any future regulatory changes, including but not limited to changes resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, is impossible to predict, but could be substantial and adverse to your interest. For example, we may become subject to position limits on commodities and the manner in which current exemptions for bona fide hedging transactions or positions are implemented. Such restrictions may cause us or our affiliates to be unable to effect transactions necessary to hedge our obligations under the securities and could impact the value of your securities or the amount payable to you at maturity.

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SINGLE COMMODITY PRICES TEND TO BE MORE VOLATILE AND MAY NOT CORRELATE WITH THE PRICES OF COMMODITIES GENERALLY — The Payment at Maturity and Redemption Amount upon an Automatic Call on the securities is linked exclusively to the price of brent crude futures contracts and not to a diverse basket of commodities or a broad-based commodity index. The price of brent crude futures contracts may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the securities are linked to the futures contract of a single commodity, they carry greater risk and may be more volatile than a note linked to the prices or futures contracts of multiple commodities or a broad-based commodity index.

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THE SECURITIES OFFER EXPOSURE TO FUTURES CONTRACTS AND NOT DIRECT EXPOSURE TO PHYSICAL COMMODITIES — The securities offer investors exposure to the price of ICE-traded brent crude futures contracts and not to the spot price of brent crude oil. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a futures contract is typically correlated with the movements of the spot price of the reference commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the securities may underperform a similar investment that reflects the return on the physical commodity.

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INVESTING IN THE SECURITIES IS NOT THE SAME AS INVESTING IN THE UNDERLYING COMMODITY OR OTHER RELATED CONTRACTS — The Payment at Maturity and Redemption Amount upon an Automatic Call on the securities is based on the performance of the Underlying Commodity and whether a Knock-In Event occurs. The return on your securities may not reflect the return you would realize if you directly invested in the Underlying Commodity, or any exchange-traded or over-the-counter instruments based on the Underlying Commodity. You will not have any rights that holders of such commodity or instruments have.

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PRICES OF COMMODITIES AND COMMODITY FUTURES CONTRACTS ARE HIGHLY VOLATILE AND MAY CHANGE UNPREDICTABLY — Commodity prices are highly volatile and, in many sectors, have experienced unprecedented historical volatility in the past few years. Commodity prices are affected by numerous factors including: changes in supply and demand relationships (whether actual, perceived, anticipated, unanticipated or unrealized); weather; agriculture; trade; fiscal, monetary and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates, whether through governmental action or market movements; monetary and other governmental policies, action and inaction; macroeconomic or geopolitical and military events, including political instability in some oil-producing countries or other countries in which the production of particular commodities may be concentrated; and natural or nuclear disasters. Those events tend to affect commodities prices worldwide, regardless of the location of the event. Market expectations about these events and speculative activity also cause commodities prices to fluctuate. These factors may have a greater impact on commodities prices and commodity futures contracts than on more conventional securities and may adversely affect the performance of the Underlying Commodity and, as a result, the market value of the securities, and any payments you may receive in respect of the securities. It is possible that lower prices or increased volatility of commodities will adversely affect the performance of Underlying Commodity and, as a result, the market value of the securities.

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CHANGES IN SUPPLY AND DEMAND IN THE MARKET FOR BRENT CRUDE FUTURES CONTRACTS MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The securities are linked to the performance of futures contracts on an underlying physical commodity, brent crude oil. Futures contracts are legally binding agreements for the buying or selling of a certain commodity at a fixed price for physical settlement on a future date. Commodity futures contract prices are subject to similar types of pricing volatility patterns as may affect the specific commodities underlying the futures contracts, as well as additional trading volatility factors that may impact futures markets generally. Moreover, changes in the supply and demand for commodities, and futures contracts for the purchase and delivery of particular commodities, may lead to differentiated pricing patterns in the market for futures contracts over time. For example, a futures contract scheduled to expire in a nearby month may experience more severe pricing pressure or greater price volatility than the corresponding futures contract scheduled to expire in a later month. Because the Initial Price and Final Price will be determined by reference to the applicable nearby month's futures contract specified herein, the value of the securities may be less than would otherwise be the case if the Initial Price and Final Price would be determined by reference to the corresponding futures contract scheduled to expire in a more favorable month for pricing purposes.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN COMMODITIES AND RELATED FUTURES MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The commodity futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in some futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could adversely affect the price of the Underlying Commodity and, therefore, the value of the securities.

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THE SECURITIES MAY BE SUBJECT TO CERTAIN RISKS SPECIFIC TO BRENT CRUDE OIL AS A COMMODITY — Brent crude oil is an energy-related commodity. Consequently, in addition to factors affecting commodities generally, the securities may be subject to a number of additional factors specific to energy-related commodities that might cause price volatility. These may include:

• changes in the level of industrial and commercial activity with high levels of energy demand;

• disruptions in the supply chain or in the production or supply of other energy sources;

• price changes in alternative sources of energy;

• adjustments to inventory;

• variations in production and shipping costs;

• costs associated with regulatory compliance, including environmental regulations; and

• changes in industrial, government and consumer demand, both in individual consuming nations and internationally.

These factors interrelate in complex ways, and the effect of one factor on the price of the Underlying Commodity, and the market value of the securities linked to the Underlying Commodity, may offset or enhance the effect of another factor.

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FUTURES CONTRACTS ON BRENT CRUDE OIL ARE THE BENCHMARK CRUDE OIL CONTRACTS IN EUROPEAN AND ASIAN MARKETS —Because futures contracts on brent crude oil are the benchmark crude oil contracts in European and Asian markets, the Underlying Commodity will be affected by economic conditions in Europe and Asia. A decline in economic activity in Europe or Asia could result in decreased demand for crude oil and for futures contracts on crude oil, which could adversely affect the value of the Underlying Commodity and, therefore, the securities.

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THERE ARE CERTAIN RISKS RELATING TO THE PRICE OF THE UNDERLYING COMMODITY, AS DETERMINED BY REFERENCE TO THE OFFICIAL SETTLEMENT PRICE OF THE UNDERLYING COMMODITY AS DETERMINED BY ICE — The Underlying Commodity is traded on ICE. The price of the Underlying Commodity will be determined by reference to the official settlement price per barrel of Brent Blend Crude Oil on ICE of the nearby month’s futures contract, stated in U.S. dollars, as made public by ICE. Investments in securities linked to the value of commodity futures contracts that are traded on non-U.S. exchanges, such as ICE, involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets.

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A DECISION BY ICE TO INCREASE MARGIN REQUIREMENTS FOR BRENT CRUDE OIL FUTURES CONTRACTS MAY AFFECT THE PRICE OF THE UNDERLYING COMMODITY — If ICE increases the amount of collateral required to be posted to hold positions in the Underlying Commodity (i.e. the margin requirements), market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may cause the price of the Underlying Commodity to decline significantly.

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PAST PERFORMANCE OF THE UNDERLYING COMMODITY IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlying Commodity over the term of the securities may bear little relation to the historical prices of the Underlying Commodity and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlying Commodity or whether the performance of the Underlying Commodity will result in the return of any of your investment.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the Payment at Maturity and Redemption Amount upon an Automatic Call described in this pricing supplement are based on the full Face Amount of your securities, the Issue Price of the securities includes the commissions, discounts and fees, if any, and the expected cost of hedging our obligations under the securities through one or more of our affiliates. The hedging costs also include the projected profit that the Issuer or its affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the Issue Price of the securities includes these commissions and hedging costs may adversely affect the price at which the Issuer or its affiliates may be willing to purchase the securities in the secondary market, if any. In addition, the hedging activity of the Issuer or its affiliates may result in the Issuer or its affiliates receiving a profit from hedging, even if the value of the securities declines.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the price of the Underlying Commodity will affect the value of the securities more than any other single factor, the value of the securities will also be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the price of brent crude, and of the prices of exchange-traded futures contracts of the purchase or delivery of brent crude;

•	supply and demand trends for brent crude, and for exchange-traded futures contracts for the purchase and delivery of brent crude;

•	the time remaining to the maturity of the securities;

•	interest rates and yields in the market generally;

•	geopolitical conditions and a variety of economic, financial, political and regulatory or judicial events that affect the price of the Underlying Commodity;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE COMMODITIES AND COMMODITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We and our affiliates are active participants in the commodities markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be a party to one or more commodities transactions.   In addition, we or one or more of our affiliates expect to hedge our commodity exposure from the securities by entering into commodity derivative transactions, such as over-the-counter options or futures. Such trading and hedging activities may affect commodity prices and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the securities declines.  We or our affiliates may also engage in trading in instruments linked to the Underlying Commodity on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in commodity prices. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities.  Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE PRICE OF THE UNDERLYING COMMODITY TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Underlying Commodity to which the securities are linked.

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OUR ACTIONS AS CALCULATION AGENT MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — Deutsche Bank AG, London Branch is the Issuer and the calculation agent for the securities. We, as calculation agent for the securities, will maintain some discretion in making decisions relating to the securities, including whether there has been a market disruption event. If a market disruption event occurs on any of the Call Dates or the Final Valuation Date, the calculation agent can postpone the determination of the Closing Price of the Underlying Commodity including the Final Price. While Deutsche Bank AG will act in good faith and in a commercially reasonable manner in making all determinations with respect to the securities, there can be no assurance that any determinations made by Deutsche Bank AG will not affect the value of the securities. Because determinations made by Deutsche Bank AG as the calculation agent for the securities may affect the payment you receive, potential conflicts of interest may exist between Deutsche Bank AG and you, as a holder of the securities.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graph sets forth the historical performance of brent crude futures contracts from January 2, 2002 through June 26, 2012. The prices of brent crude futures contracts shown in the graph below are the official settlement prices per barrel of Brent Blend Crude Oil on ICE of the nearby month's futures contract stated in U.S. dollars, as made public by ICE. You can obtain the price of the nearby month’s brent crude futures contract from the Bloomberg page “CO1 <Comdty>.” The price of the nearby month’s brent crude futures contract on June 26, 2012 was $93.02. We obtained the information below regarding the price of the Underlying Commodity from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical performance of the Underlying Commodity should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the Underlying Commodity on the Call Dates, including the Final Valuation Date. We cannot give you assurance that the performance of the Underlying Commodity will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of 1.00% or $10.00 per $1,000 Face Amount of securities. DBSI may sell all or a part of the securities that it purchases from us to its affiliates or certain dealers at the price to the public indicated on the cover of this pricing supplement, minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, the agent for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which will be the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of December 30, 2011, filed as an exhibit to our opinion, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the securities and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of such counsel dated December 30, 2011, which has been filed on Form 6-K by the Issuer on December 30, 2011.